Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-4 No. 333-195236) of Qorvo, Inc. (formerly known as Rocky Holding, Inc.),

(2)
Registration Statement (Form S-8 No. 333-201357) pertaining to the Qorvo, Inc. 2007 Employee Stock Purchase Plan, the Qorvo, Inc. 2013 Incentive Plan, the Qorvo, Inc. 2012 Incentive Plan, the Qorvo, Inc. 2009 Incentive Plan, the Qorvo, Inc. 2008 Inducement Program, and the Qorvo, Inc. 1996 Stock Incentive Program, and

(3)
Registration Statement (Form S-8 No. 333-201358) pertaining to the Qorvo, Inc. 2012 Stock Incentive Plan, the 2003 Stock Incentive Plan of Qorvo, Inc., the Qorvo, Inc. 2006 Directors Stock Option Plan, the Nonemployee Directors’ Stock Option Plan of Qorvo, Inc., and the Qorvo, Inc. 2015 Inducement Stock Plan;

of our report dated May 21, 2014 (except for the effect of the reverse stock split described in Note 12 and the segment presentation in Note 15, as to which the date is May 27, 2015), with respect to the consolidated financial statements of RF Micro Devices, Inc. and Subsidiaries for the year ended March 29, 2014 included in this Annual Report (Form 10-K) of Qorvo, Inc. and Subsidiaries for the year ended April 2, 2016.

/s/ Ernst & Young LLP

Charlotte, North Carolina
May 31, 2016